Exhibit 4.12

THE BT DEFERRED BONUS PLAN
THE RULES, 2001

AS ADOPTED ON 22ND JUNE, 1998
AND AMENDED ON 23RD JANUARY, 2001 AND 20TH FEBRUARY, 2001
AND IN AUGUST 2001 AND SEPTEMBER 2001

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1.	HOW THE DEFERRED BONUS PLAN WILL OPERATE

1.1	Policies set by a Committee

A Committee will set the policies for the Company’s operation and administration of the Deferred Bonus Plan within the terms of the Deferred Bonus Plan Rules, including the policies in relation to the following:

1.1.1	the Eligible Executives who will be entitled to participate;

1.1.2	the extent of Eligible Executives’ participation;

1.1.3	the Deferred Period for each Deferred Bonus Award; and

1.1.4	how Deferred Bonus Awards are granted.

The Committee can change any of its policies at any time, but it cannot change its policies to the detriment of a Participant’s subsisting Deferred Bonus Awards.

1.2	The Deferred Bonus Award

An Eligible Executive who has been awarded a Bonus may be recommended for the grant of a Deferred Bonus Award.

1.3	When Deferred Bonus Awards will be granted

The Date of Grant of a Deferred Bonus Award can be at any time but not during a Close Period of the Company. A Participant who has been granted a Deferred Bonus Award will be sent, as soon as administratively practicable, a certificate confirming its grant and the terms on which it is granted.

1.4	Awards personal to Participants

Deferred Bonus Awards cannot be transferred, assigned, charged or otherwise disposed of. On the death of a Participant, his Deferred Bonus Award(s) can Vest in accordance with Rule 5.1.

1.5	Rights of Participants before Vesting

A Participant has no rights of ownership, beneficial or otherwise, in respect of the Shares the subject of his Deferred Bonus Award prior to the Vesting of the Deferred Bonus Award.

2.	LIMIT ON PARTICIPATION BY ELIGIBLE EXECUTIVE

The number of Shares the subject of a Deferred Bonus Award will be calculated by reference to the amount of the Bonus awarded to the Eligible Executive, such that the Market Value at the Date of Grant of those Shares is no greater than a maximum percentage of the Bonus agreed by the Committee from time to time.

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3.	NO RIGHTS TO OR IN RELATION TO SHARES UNDER THE DEFERRED BONUS AWARD BEFORE VESTING

3.1	No voting rights

A Participant has no voting rights attaching to the Shares the subject of his Deferred Bonus Award prior to the Vesting of the Deferred Bonus Award.

3.2	Dividends

A Participant has no rights to any dividends or any other rights attaching to the Shares the subject of his Deferred Bonus Award prior to the Vesting of the Deferred Bonus Award. However, the Company will recommend that a Deferred Bonus Award be increased after any dividend has been paid in relation to the Shares under the Deferred Bonus Award. The Trustee shall effect such increase by doing the following:

(a)
in the case of a dividend in specie paid in order to effect a demerger of the Company, retain or reinvest the dividend as appropriate so that it comprises only shares in the Employing Company (net of any taxes and, if applicable, associated costs); or

(b)
in the case of any dividend paid in any other circumstances (including a scrip election), retain or reinvest the dividend as appropriate so that it comprises only Shares, unless the Committee recommends otherwise.

3.3	Events which affect the share capital of the Company

Subject to Rule 3.4, if there is a Variation affecting the equity share capital of the Company prior to the Vesting of the Deferred Bonus Award, the number of Shares the subject of a Deferred Bonus Award may be adjusted on the recommendation of the Company. Participants will be notified in writing of any adjustment to the number of Shares the subject of their Deferred Bonus Awards.

3.4	A Variation which is a demerger of the Company

If there is a Variation which is a demerger of the Company, a recommendation will be made to the Trustee for a Deferred Bonus Award to be adjusted so as to be over shares in the Employing Company (“the Adjusted Award”). Each Adjusted Award will be equivalent to the Award which was adjusted (“the Unadjusted Award”) prior to the adjustment. An Adjusted Award will not be regarded as equivalent to an Unadjusted Award unless:

(i)	it is governed by the Rules in effect immediately before the preservation of the Unadjusted Award; and

(ii)
the total Market Value of the shares the subject of the Unadjusted Award is equal to the total Market Value immediately after the adjustment of the shares the subject of the Adjusted Award, calculated by reference to an averaging of the relevant Market Value, as recommended to the Trustee.

The provisions of the Deferred Bonus Plan shall, for this purpose, be construed as if the Adjusted Awards were granted under the Deferred Bonus Plan at the same time as the Unadjusted Awards. References to the “Company” shall, in relation to the Adjusted Award, be taken as references to the Employing Company and references to “Share” shall be taken as

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references to a share in the Employing Company. The Trustee will agree to any amendment to the applicable employee share ownership trust to give effect to this Rule 3.4.

4.	GENERAL OFFER, SCHEME OF ARRANGEMENT OR VOLUNTARY WINDING-UP OF THE COMPANY BEFORE VESTING

4.1	General offer

If prior to the Vesting of the Deferred Bonus Award any person (together with any person acting in concert with that person, if relevant) obtains Control of the Company as result of making an offer to acquire Shares which is either unconditional or was made on a condition which has been satisfied so that the person making the offer (together with any person acting in concert with that person, if relevant) has Control of the Company, the Deferred Bonus Awards will Vest on the day that person obtains Control of the Company.

4.2	Extension to Participants of general offer

The Company will use its best endeavours to procure that if the Shares the subject of the Deferred Bonus Awards which have Vested under Rule 4.1 were not the subject of the general offer, the offeror will make an offer to acquire from the Participant his Shares on the same terms as Shares of the same class were acquired under the general offer.

4.3	Scheme of arrangement

4.3.1
Subject to Rule 4.3.2, if prior to the Vesting of the Deferred Bonus Award the court sanctions under section 425 of the Companies Act 1985 a compromise or arrangement for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, the Deferred Bonus Awards will Vest immediately after the Court has sanctioned the compromise or arrangement.

4.3.2
If the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, where such holding company would, following the scheme of arrangement, have substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement, Rules 4.3.2 to 4.3.5 shall apply and the Deferred Bonus Awards shall not Vest under Rule 4.3.1.

4.3.3
Where Rule 4.3.2. applies and any company (the “Acquiring Company”) obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under Section 425 of the Companies Act 1985 then (i) the Trustee will take such action as is appropriate to acquire shares in the Acquiring Company; and (ii) all outstanding Deferred Bonus Awards (“Old Awards”) shall be redesignated as awards (“New Awards”) over the shares in the Acquiring Company acquired by the Trustee so that the New Awards will be equivalent (on the basis set out in Rule 4.3.4. below) to the Old Awards, save that a New Award redesignated from an Old Award that was granted before 20th February, 2001 will have the additional rights set out in Rule 4.3.5.

4.3.4	The New Awards will not be regarded as equivalent to the Old Awards unless:

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(i)	they are governed by the Rules in effect immediately before the redesignation of the Old Awards; and

(ii)
immediately after the redesignation, the total Market Value of the Shares the subject of the Old Awards is equal to the total Market Value of the shares the subject of the New Awards. The provisions of the Deferred Bonus Plan will, for this purpose, be construed as if the New Awards were granted at the same time as the Old Awards.

References to Shares will, in relation to the New Awards, be taken as references to shares of the company whose shares are under the New Awards. References to the Company shall, where appropriate, be taken to be references to the company whose shares are under the New Awards.

4.3.5	Notwithstanding any provision to the contrary in the Rules, a New Award redesignated from an Old Award that was granted before 20th February, 2001:

(i)
shall not lapse unless the Participant ceases to be in Employment before the end of the Deferred Period due to gross misconduct and shall, accordingly, always Vest in full on the date determined under Rule 6 or, if earlier, following a recommendation made by the Company pursuant to Rule 5.1 or 5.4; and

(ii)
on Vesting and at the time of transfer of any Shares pursuant to Rule 6.1, the Participant shall, unless he is a Participant to whom Rule 6.2 applies, also be entitled to receive, subject to any withholdings that may be necessary on account of all taxes and/or national insurance contributions, an amount equal to the amount (if any) by which the Market Value of the Shares subject to an Old Award at the date the court sanctions the compromise or arrangement under section 425 of the Companies Act 1985 is greater than the Market Value of the shares the subject of the New Award on Vesting.

5.	CEASING TO BE IN EMPLOYMENT BEFORE VESTING

5.1	Ceasing to be in Employment because of death, retirement, Redundancy, injury or disability

If a Participant ceases to be in Employment before the date on which the Deferred Bonus Award would Vest in accordance with Rule 6 because of death, normal retirement, Redundancy, injury or disability or because the company in the Group which employs the Participant ceases to be a Participating Company or an Associated Company or because of the transfer or sale of the undertaking or part of the undertaking in which the Participant is employed to a person who is neither a Participating Company nor an Associated Company, the Company will recommend before the cessation of Employment (subject to Rule 5.2) whether or not any Deferred Bonus Awards of the Participant should Vest. The Company may recommend that:

5.1.1	all his Deferred Bonus Awards will Vest; or

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5.1.2	his Deferred Bonus Awards will not Vest until the date on which the Deferred Bonus Award would vest in accordance with Rule 6, and subject to such terms as the Company may recommend;

5.1.3
some or part of his Deferred Bonus Awards will Vest on the day he so ceases with the balance either immediately lapsing or Vesting on the date on which the Deferred Bonus Award would Vest in accordance with Rule 6; or

5.1.4	all his Deferred Bonus Awards will lapse on the day he so ceases,

in any case provided that the Company does not dispute the reason for the Participant ceasing to be in Employment. This Rule 5.1 is subject to Rule 4.3.5 and Rule 5.3.

5.2	Death

If a Participant ceases to be in Employment before the date on which the Deferred Bonus Award would Vest in accordance with Rule 6 because of death, the Company will make its recommendation within 30 days of notification to it of the death of the Participant.

5.3	Cessation at end of notice period

If, after 1st April, 2001 but (i) before the end of the Deferred Period of a Deferred Bonus Award, a Participant ceases to be in Employment following termination of his Employment by the relevant member of the Group for a reason other than gross misconduct, breach of contract or serious shortfall in performance, or (ii) after the Deferred Period the Participant ceases to be in Employment following termination of his Employment by the relevant member of the Group for a reason other than a gross misconduct or breach of contract, but in either case the Participant would not have so ceased to be in Employment before the Deferred Bonus Award would Vest in accordance with Rule 6 had the Participant served his full contractual notice period, that Deferred Bonus Award will Vest in accordance with Rule 6.

5.4	Ceasing to be in Employment in other circumstances

Subject to Rule 4.3.5 and Rule 5.3 and unless Rule 6.3 applies after the Deferred Period, if, (i) before the end of the Deferred Period, a Participant gives or is given notice to leave Employment, or ceases to be in Employment without any notice having been given, in any circumstances other than the ones referred to in Rule 5.1, or (ii) after the Deferred Period either his Employment is terminated by the relevant member of the Group for a reason other than gross misconduct or breach of contract, in either case his Deferred Bonus Award will lapse on the date his Employment ceases, unless the Company has recommended otherwise before the date of cessation of Employment or unless, (being female) she is entitled to exercise and subsequently does exercise the statutory right (or any corresponding contractual right) to resume Employment after an absence due to pregnancy. For the avoidance of doubt, this Rule 5.4 shall take precedence over Rule 6.3 during the Deferred Period. If, following the end of the Deferred Period the Participant resigns but his Deferred Bonus Award does not Vest in accordance with Rule 6.3.2, it will lapse.

5.5	Change of circumstances of Employment – deferral of Vesting and lapse provisions

If a Participant ceases to be in Employment but continues to provide services to the Group as a member of the Board or otherwise or becomes employed by an Associated Undertaking, the Company can decide that the Participant is deemed not to have ceased Employment and that

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his Deferred Bonus Awards will continue to be held subject to the Rules. Rules 4 to 6 will apply when he subsequently ceases to provide services to the Group, or when he ceases to be employed by an Associated Undertaking or a member of the Group or in such other circumstances as the Company may determine, with such modifications as are necessary.

5.6	The effect of the lapsing of Deferred Bonus Awards

A Participant will not be entitled to the Shares the subject of his Deferred Bonus Award to the extent that it lapses.

6.	THE VESTING OF THE DEFERRED BONUS AWARDS

6.1	At the end of the Deferred Period

Subject to Rule 6.2, at the end of the Deferred Period, the Deferred Bonus Award will Vest and the Shares the subject of it will be transferred as soon as reasonably practicable to a Participant who at the end of the Deferred Period is:

6.1.1	still in Employment; or

6.1.2	is not still in Employment but is a Participant to whom the Shares can still be transferred because of Rule 4, Rule 5 or Rule 6.3.

6.2	Deferred Vesting

In the case of a Participant who is the Chief Executive of the Company, his Deferred Bonus Awards will Vest on the next Dealing Day immediately following the 1st January next following the end of the Deferred Period, subject to Rule 6.3.

6.3	Cessation in circumstances referred to under Rule 6.2

If a Participant who is the Chief Executive of the Company ceases to be in Employment before any of his Deferred Bonus Awards have Vested under Rule 6.2:

6.3.1	following termination of Employment by the relevant member of the Group for gross misconduct or breach of contract his Deferred Bonus Awards will lapse on the date he so ceases; or

6.3.2
because the Participant has terminated his Employment, his Deferred Bonus Award will not Vest until the end of the period of three months following the date of termination of his Employment and then only if he has not commenced employment with any UK telecommunications company in the FTSE 100.

6.4	The transfer of Shares

The Shares the subject of a deferred Bonus Award which has Vested will be transferred subject to any withholdings that may be necessary on account of a Participant’s Tax Liability in respect of the Deferred Bonus Award. The Company or any relevant company in the Group will be entitled to pay that Tax Liability by selling such number of Shares the subject

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of the Deferred Bonus Award which has Vested as is necessary to discharge the Tax Liability and transfer the balance of those Shares to the Participant or as he may direct.

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BT Deferred Bonus Plan Definitions Appendix

Introduction

The words and expressions used in the Rules which have capital letters have the meanings set out below and are incorporated in the Rules. In the Rules:

(i)	the headings are for the sake of convenience only and should be ignored when construing the Rules;

(ii)	reference to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and include any subordinate legislation made under them; and

(iii)	unless the context requires otherwise, words in the singular include the plural and vice versa and words imputing either gender include both genders.

1.	Definitions

Associated Company

in relation to the Company:

(i)	any company which has Control of the Company; or

(ii)	any company (other than a Participating Company) which is under the Control of any company referred to in (i) above;

Associated Undertaking

a company or partnership in which the Company has an interest through a shareholding or otherwise;

Board

the board of directors for the time being of the Company or a duly authorised committee of it;

Bonus

the bonus awarded to an Eligible Executive in respect of his Employment in a period not exceeding the length of the relevant financial year of the Company;

Close Period

a period when the members of the Board of the Company are prohibited from dealing in Shares under the London Stock Exchange model code on transactions in securities or under any other similar code which the Company is subject to;

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Committee

a duly authorised committee of the Board;

the Company

British Telecommunications plc (registered no. 1800000), unless:

(i)	Rule 3.4 operates, in which case it shall mean the Employing Company; or

(ii)	Rule 4.3.4 operates, in which case it shall mean the company referred to in Rule 4.3.4 which, in all cases, for the purposes of the Rules, may act through the Board or through any employee of the Group authorised to act in accordance with the policies established under Rule 1 of the Rules;

Control

has the meaning given by Section 840 of the Income and Corporation Taxes Act;

Date of Grant

in relation to a Deferred Bonus Award, the date on which that Award is granted;

Dealing Day

any day on which the London Stock Exchange is open for the transaction of business;

Deferred Bonus Award

a contingent right to Shares which has been granted or is proposed to be granted to a Participant under the Deferred Bonus Plan in respect of service and/or performance in a period not exceeding the length of the relevant financial year of the Company;

Deferred Bonus Plan

the BT Deferred Bonus Plan constituted by the Deferred Bonus Plan Rules;

Deferred Bonus Plan Rules

the rules of the Deferred Bonus Plan as amended from time to time;

Deferred Period

in relation to a Deferred Bonus Award the period (which cannot be less than three years) specified at the Date of Grant of the Deferred Bonus Award and at the end of which, unless Rule 6.2 applies, the Deferred Bonus Award may Vest provided that for the purposes of Rule 4 and Rule 5 the Deferred Period will end when a Deferred Bonus Award has Vested in accordance with those Rules;

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Definitions Appendix

this appendix which forms part of the Rules;

Eligible Executive

any person who at the Date of Grant is an employee of the Company or a Subsidiary;

Employing Company

means, following a demerger of the Company, the company whose shares are listed on the London Stock Exchange and which is the ultimate holding company (as defined in section 736 of the Companies Act 1985) of

(i)	the business within which the Participant is employed; or

(ii)	where the Participant ceased employment with the Group prior to the demerger, the company which employed the Participant at the time that his Deferred Bonus Award was made;

Employment

employment as an employee of a Participating Company or an Associated Company;

General Provisions Appendix

the appendix containing general provisions which form part of the Rules;

Group

Participating Companies and Associated Companies;

London Stock Exchange

the London Stock Exchange Limited (or any successor body carrying on the business of the London Stock Exchange) or any other exchange on which the Shares are listed or traded;

Market Value

in relation to a share on any day, an amount equal to its middle market quotation (as derived from the Daily Official List of the London Stock Exchange) on, at the discretion of the Company, that day or the Dealing Day immediately preceding that day or the average middle market quotation of the three Dealing Days immediately preceding that day;

Participant

in relation to the Deferred Bonus Plan a person to whom a Deferred Bonus Award has been granted, or in either case (where the context requires) his personal representatives;

Participating Company

the Company or any Subsidiary with employees who are Participants;

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Redundancy

redundancy within the meaning of the Employment Rights Act 1996;

Rules

the rules of the Deferred Bonus Plan;

Share

a fully paid ordinary share in the capital of the Company unless:

(i)	Rule 3.4 operates, in which case it shall mean a fully paid ordinary share in the capital of the Employing Company; or

(ii)	Rule 4.3.4 operates, in which case it shall mean a fully paid ordinary share in the capital of the company referred to in Rule 4.3.4;

Subsidiary

a company which in relation to the Company is a company as defined by Section 736 of the Companies Act 1985;

Tax Liability

in relation to a Participant, the amount of all taxes and/or national insurance contributions or any other contribution which any company in the Group is required to account for in respect of a Deferred Bonus Award;

Variation

in relation to the equity share capital of the Company:

(i)	a capitalisation issue, an offer or invitation made by way of rights, a subdivision, a consolidation or reduction; or

(ii)	any other variation;

which the Company thinks justifies an amendment to a Deferred Bonus Award;

Vest or Vesting

in relation to a Deferred Bonus Award, the point at which a Participant becomes absolutely entitled to all or some of the Shares the subject of that Deferred Bonus Award under the terms of the Rules.

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BT Deferred Bonus Plan General Provisions Appendix

These provisions apply to the Deferred Bonus Plan and are incorporated in the Rules.

1.	Amending the Deferred Bonus Plan

1.1	Subject to Rule 1.2, the Company can amend the Rules at any time by resolution of the remuneration committee or such other committee as the board may decide from time to time.

1.2
No amendment will be made under Rule 1.1 which would abrogate or materially affect adversely the existing rights of a Participant unless it is made with his written consent or by a resolution passed as if the Deferred Bonus Awards constituted a separate class of share capital and the provisions of the Articles of Association of the Company and of the Companies Act 1985 relating to class meetings (with the necessary amendments) applied to that class.

1.3
The Company can adopt additional sections of the Rules applicable in any jurisdiction under which Deferred Bonus Awards may be subject to additional and/or modified terms and conditions, having regard to any securities, exchange control or taxation laws, which may apply to the Participant or, any member of the Group. Any additional sections must conform to the basic principles of the Deferred Bonus Plan and must not enlarge to the benefit of Participants any limits in the Rules.

2.	General

2.1	Notices

Any notice or other communication in connection with the Deferred Bonus Plan can be given by personal delivery, by post, (in the case of a company, to its registered office and in the case of an individual to his last known address) or by any other means which a Participating Company and its employees use to communicate with each other. Where a notice or other communication is given by first-class post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.

2.2	Documents sent to shareholders

Participants may but are not entitled to receive copies of any notice or document sent by the Company to the holders of Shares.

2.3	Replacement Deferred Bonus Award certificates

If any Deferred Bonus Award certificate is worn out, defaced or lost, it can be replaced on such evidence being provided as may be required.

2.4	Administration of the Deferred Bonus Plan

The Deferred Bonus Plan will be administered in a manner approved by the Company. No individual will have any authority in relation to the Deferred Bonus Plan unless that authority has been approved in accordance with the policy set by the appropriate Committee. The Company’s decision on any matter concerning the Deferred Bonus Plan or the interpretation of the Rules will be final and binding.

2.5	Costs of introducing and administering the Deferred Bonus Plan

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The costs of introducing and administering the Deferred Bonus Plan will be borne by the Company. However, the Company can require any Participating Company to enter into such arrangement to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such Participating Company’s officers or employees.

2.6	Termination of the Deferred Bonus Plan

The Deferred Bonus Plan will terminate when the Company shall decide. Termination of the Deferred Bonus Plan will not affect the subsisting rights of Participants.

2.7	Rights of Participants and Eligible Employees

Nothing in the Deferred Bonus Plan nor in any instrument executed pursuant to it will confer on any person any right to continue in Employment, or will affect the right of the Company or any member of the Group to terminate the Employment of any person without liability at any time with or without cause, or will impose upon the Group, the Board, or any other person any liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

2.7.1	the lapsing of any Deferred Bonus Awards pursuant to the Rules;

2.7.2	the failure or refusal to exercise any discretion under the Rules; and/or

2.7.3
a Participant ceasing to be a person who has the status or relationship of an employee or executive director with the Company or any other member of the Group for any reason whatever as a result of the termination of the employment relationship with the Company or any other member of the Group.

2.8
Any person who ceases to have the status or relationship of an employee or executive director with the Company or any other member of the Group for any reason as a result of dismissal shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or otherwise to any sum, damages, shares or other benefits to compensate that person for the loss of any rights, benefits or expectations under any Deferred Bonus Award, the Plan or any instrument executed pursuant to it.

2.9	Deferred Bonus Awards are subject to the Rules

Deferred Bonus Awards are granted incorporating and subject to the Rules.

2.10	Articles of Association

Any Shares acquired on the Vesting of Deferred Bonus. Awards are subject to the Articles of Association of the Company as amended from time to time.

2.11	Governing Law

The Rules are governed by and interpreted in accordance with the law of England. Each Participant, the Company and any other Participating Company or Associated Company submits to the jurisdiction of the English courts in relation to anything arising under the Deferred Bonus Plan.

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BT Deferred Bonus Plan US appendix

1.
This Appendix constitutes the part of the Deferred Bonus Plan that will govern the grant of Awards to United States participants (the “US Awards”). It incorporates all the rules of the Deferred Bonus Plan (as set forth above as modified in accordance with the provisions of this Appendix).

2.	How US Awards will be granted

All US Awards will be evidenced by an instrument(s) in such form or forms as may from time to time be approved by the Company.

3.	Administration of the US Appendix

The Company shall (i) administer the US Appendix, (ii) establish from time to time such rules and regulations as it may deem appropriate for the proper administration of the US Appendix and (iii) make such determinations under, and such interpretations of, and take such steps in connection with, the US Appendix or US Awards as it may deem necessary or advisable.

4.	Addition of consistent provisions

Any US Award may be subject to any other provision imposed by the Company that is consistent with the purpose and intent of the US Appendix.

5.	Section 16 compliance

If any securities of the Company should become subject to Section 16 of the US Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company shall take all appropriate action to ensure that the US Appendix complies with Rule 16(b)-3 under the Exchange Act.

6.	Right to ADSs: Certain Restrictions

The Company may arrange for any US Award to constitute a right to receive ADSs rather than Shares, in which case references to “Shares” in the Deferred Bonus Plan shall be deemed to be reference to “ADSs”, as the context may require. In its discretion and upon such terms and conditions as it may implement from time to time, the Company may arrange for any US Award relating to Shares to be satisfied in the form of ADSs and for any US Award relating to ADSs to be satisfied in the form of Shares. Notwithstanding any contrary provisions in the Deferred Bonus Plan, the Company may also, in its discretion and upon such terms and conditions as it may implement from time to time, make US Awards subject to such additional conditions during the Deferred Period as may be necessary to effect a tax deferral for US Federal income tax purposes. In furtherance of the foregoing and notwithstanding any provision of Rule 5.3 to the contrary, if, before the end of the Deferred Period, a Participant who has been granted a US Award gives or is given notice to leave Employment, or ceases to be in Employment without any notice having been given, in any circumstances other than those referred to in Rule 5.1, his US Award will lapse on the date that his Employment ceases, unless the Company determines otherwise due to extraordinary circumstances involving severe financial hardship.

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7.	US Withholding Taxes

It shall be a condition to the obligation of the Company to deliver Shares or ADSs pursuant to any US Award under the Deferred Bonus Plan that the recipient of it pay to the Company (or the Subsidiary that employs the Participant) such amount as may be required by the Company or such Subsidiary for the purpose of satisfying any liability for any US Federal, state or local taxes of any kind required to be withheld with respect thereto. Any US Award granted under the Deferred Bonus Plan may require the Company or permit the recipient of such Award to elect, in accordance with any applicable rules established by the Company, to withhold or to pay all or part of the amount of such withholding taxes in Shares of ADSs. Such election may be denied by the Company in its sole discretion, or may be made subject to certain conditions specified by the Company.

8.	Securities Laws compliance

No Shares or ADSs may be transferred in connection with a US Award unless the Company shall have determined that such transfer is in compliance with or pursuant to an exemption from all applicable US Federal and state securities laws.

9.	Termination of employment

Any provision in the Rules of the Deferred Bonus Plan relating to the consequences of a Participant’s termination of employment due to injury or disability shall only apply in the case of disability (as defined below).

10.	Certain Definitions

For purposes of the US Awards, the following terms shall have the following meanings, notwithstanding any contrary provisions in the Deferred Bonus Plan

“Disability” has the meaning specified in Section 22(e)(3) of the US Internal Revenue Code of 1986, as amended.

“Normal Retirement” means retirement after attaining age 65.

“Redundancy” will mean ceasing to be in Employment because the Company has decided that there is no longer any requirement or there is a reduced requirement for the Participant to perform the work which he previously performed.